Exhibit 23(a)

HART & TRINEN, LLP
1624 Washington St.
Denver, CO  80203
(303) 839-0061

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Flexible Solutions International, Inc. on Form S-3 whereby certain shareholders of Flexible Solutions propose to sell up to 1,531,440 shares of Flexible Solutions’ common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN, L.L.P.

/s/ William T. Hart
William T. Hart

Denver, Colorado
April 6, 2009